Exhibit 99

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Whiteville, NC - April 20, 2004 – Waccamaw Bankshares, (NASDAQ: WBNK), the Whiteville based community bank financial holding company has announced a 6 for 5 stock dividend to stockholders of record as of the close of business April 30, 2004, payable May 14, 2004.

Waccamaw Bankshares recently reported first quarter 2004 net income of $565,769, a 21.3% increase over the earlier year’s period. Earnings per share equaled $.30 versus $.25 for the same period last year. Assets for the corporation were $199,114,000, an increase of 18.5% over last year.

This transaction is the fourth stock dividend for the company which began operations in September of 1997. Previous stock dividends were declared in August 2003 which was a 6 for 5 exchange, and again in June 2001 when Waccamaw Bankshares was formed. Waccamaw Bank, predecessor to Waccamaw Bankshares issued a 6 for 5 stock exchange in February 2000.

Waccamaw Bankshares trades on the NASDAQ Small Capital Market under the symbol WBNK. For more information call Jim Graham at (910) 641-0044 or visit our website at www.waccamawbank.com.